THIS FIRST AMENDMENT TO INDENTURE, dated as of January 12, 1994, is entered into between PETROLEUM HEAT AND POWER CO., INC., a Minnesota corporation (the "Company"), and CHEMICAL BANK, a New York corporation (the "Trustee").

                               W I T N E S S E T H
                               - - - - - - - - - -

     WHEREAS, the Company and the Trustee have entered into that certain Indenture dated as of April 1, 1993 (the "Indenture"), for the equal and ratable benefit of the Holders of the Company's 10 1/8% Subordinated Notes Due 2003 (the "Securities"); and

     WHEREAS, in accordance with Section 9.02 of the Indenture the Company has obtained the written consent of the Holders of at least a majority in principal amount of the Securities to an amendment to the Indenture.

     NOW, THEREFORE, for the purpose of memorializing the amendment to the Indenture so consented to by Holders of the Securities, the parties hereto do hereby agree as follows:

     SECTION 1. Definitions and Terms.
                ---------------------

     Unless otherwise defined herein, all initially capitalized terms used herein shall have the meanings assigned to such terms in the Indenture.

     SECTION 2. Amendment to Indenture.
                -----------------------

     A. Section 4.03 of the Indenture is amended to read in its entirety as follows:

          (a) The Company shall not, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable with respect to (collectively, "incur") any Funded Debt unless, after giving effect thereto, the Company's Consolidated EBITDA Coverage Ratio exceeds 2.0 to 1.0.

          (b) Notwithstanding Section 4.03(a), the Company may incur the following Funded Debt: (1) Funded Debt owed to and held by a Wholly Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Funded Debt (other than to a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the incurrence of such Funded Debt by the Company; (2) the Securities and Funded Debt issued in exchange for, or the proceeds of which are used to refund or refinance, any Funded Debt permitted by this clause (2); provided, however, that
(i) the principal amount of the Funded Debt so incurred shall not exceed the principal amount of the Funded Debt so exchanged, refunded or refinanced and
(ii) the Funded Debt so incurred (A) shall not mature prior to the Stated Maturity of the Funded Debt so exchanged, refunded or refinanced and (B) shall have an Average Life equal to or greater than the remaining Average Life of the Funded Debt so exchanged, refunded or refinanced; (3) Funded Debt (other than Funded Debt described in clause (1) or (2) of this paragraph) outstanding on the date of this Indenture and Funded Debt issued in exchange for, or the proceeds of which are used to refund or refinance, any Funded Debt permitted by this clause (3) or by Section 4.03(a); provided, however, that (i) the principal amount of the Funded Debt so incurred shall not exceed the principal amount of the Funded Debt so exchanged, refunded or refinanced, (ii) the Funded Debt so incurred (A) shall not mature prior to the Stated Maturity of the Funded Debt so exchanged, refunded or refinanced and (B) shall have an Average Life equal to or greater than the remaining Average Life of the Funded Debt so exchanged, refunded or refinanced and (iii) if the Funded Debt so exchanged, refunded or refinanced is a Subordinated Obligation, the Funded Debt so incurred will be subordinated to the Securities and (4) additional Funded Debt in an aggregate amount not to exceed $50 million at any one time outstanding.

     B. Section 4.04 of the Indenture is amended to read in its entirety as follows:

          Limitation on Debt and Preferred Stock of Subsidiaries. The Company shall not permit any Subsidiary to incur any Debt or issue any Preferred Stock except: (1) Debt or Preferred Stock issued to and held by the Company or a Wholly Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Debt or Preferred Stock (other than to the Company or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the incurrence of such Debt or the issuance of such Preferred Stock, as the case may be, by the issuer thereof; (2) Debt incurred or Preferred Stock of a Subsidiary issued and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Debt incurred or Preferred Stock issued in contemplation of, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company), provided that at the time such Subsidiary is acquired by the Company, after giving effect to such Debt or Preferred Stock of such Subsidiary, the Company's Consolidated EBITDA Coverage Ratio exceeds 2.0 to 1;
(3) Debt or Preferred Stock (other than Debt or Preferred Stock described in clause (1), (2), (4) or (6) of this Section) incurred or issued and outstanding on or prior to the date of this Indenture; (iv) Debt of a Subsidiary consisting of guarantees issued by such Subsidiary and outstanding on the date of this Indenture and Debt of a Subsidiary consisting of guarantees issued subsequent to the date of this Indenture, in each case, to the extent such guarantee guarantees Bank Debt; (5) Debt of a Subsidiary (other than Debt described in clause (4) above) consisting of guarantees of Funded Debt of the Company permitted by Section 4.03(a), provided that contemporaneously with the incurrence of such Debt by such Subsidiary, such Subsidiary issues a guarantee for the pro rata benefit of the holders of the Securities that is subordinated to such Debt of such Subsidiary to the same extent as the Securities are subordinated to such Funded Debt of the Company; and (6) Debt or Preferred Stock issued in exchange for, or the proceeds of which are used to refund or refinance, Debt or Preferred Stock referred to in the foregoing clause (2) or
(3); provided, however, that (i) the principal amount of such Debt or Preferred Stock so incurred or issued will not exceed the principal amount of the Debt or Preferred Stock so exchanged or refinanced and (ii) the Debt or Preferred Stock so incurred or issued shall (A) have a Stated Maturity later than the Stated Maturity of the Debt or Preferred Stock being exchanged or refinanced and (B) have an Average Life equal to or greater than the remaining Average Life of the Debt or Preferred Stock so exchanged, refunded or refinanced.

     C. Section 1.01 of the Indenture is amended, effective as of the date first above written, by deleting the definitions of "Consolidated EBITDA Coverage Ratio", "Consolidated Interest Expense" and "Funded Debt" therein in their entirety and by substituting the following in lieu thereof:

          "Consolidated EBITDA Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (1) if the Company or any Subsidiary has incurred any Debt since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated EBITDA Coverage Ratio is an incurrence of Debt, or both, EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to (A) such Debt as if such Debt had been incurred on the first day of such period, (B) the discharge of any other Debt repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Debt as if such discharge had occurred on the first day of such period, and (C) the interest income realized by the Company and its Subsidiaries on the proceeds of such Debt, to the extent not yet applied at the date of determination, assuming such proceeds earned interest at the Treasury Rate from the date such proceeds were received through such date of determination, (2) if since the beginning of such period the Company or any Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Debt of the Company or any Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Subsidiaries in connection with such Asset Dispositions for such period (or, if the Capital Stock of any Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Debt of such Subsidiary to the extent the Company and its continuing Subsidiaries are no longer liable for such Debt after such sale) and (3) if since the beginning of such period the Company or any Subsidiary (by merger or otherwise) shall have made an Investment in any Subsidiary (or any person which becomes a Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the incurrence of any Debt) as if such Investment or acquisition occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto, and the amount of Consolidated Interest Expense associated with any Debt incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company; provided, however, that such Officer shall assume (i) the historical sales and gross profit margins associated with such assets for any consecutive 12-month period ended prior to the date of purchase (provided that the first month of such period shall be no more than 18 months prior to such date of purchase), less estimated post-acquisition loss of customers (not to be less than 3%) and (ii) other expenses as if such assets had been owned by the Company since the first day of such period. If any Debt bears a floating rate of interest and is being given pro forma effect, the interest on such Debt will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period.

          "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its Subsidiaries, determined on a consolidated basis, including (i) interest expense attributable to capital leases, (ii) amortization of debt discount, (iii) capitalized interest, (iv) non-cash interest expense, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) interest actually paid by the Company or any such Subsidiary under any guarantee of Debt or other obligation of any other Person, (vii) net costs associated with Hedging Obligations (including amortization of fees), (viii) Preferred Stock dividends in respect of all Preferred Stock of Subsidiaries held by persons other than the Company or a Wholly Owned Subsidiary, (ix) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan to pay interest or fees to any person (other than the Company) in connection with loans incurred by such plan or trust to purchase newly issued or treasury shares of the Company (but excluding interest expense associated with the accretion of principal on a non-interest bearing or other discount security) and (x) to the extent not already included in Consolidated Interest Expense, the interest expense attributable to Debt of another person that is guaranteed by the Company or any of its Subsidiaries, less interest income (exclusive of deferred financing fees) of the Company and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles.

          "Funded Debt" as applied to any person, means, without duplication,
(a) any Debt with a Stated Maturity of more than one year from the date of incurrence, (b) any Debt, regardless of its term, if such Debt is renewable or extendable at the option of the obligor of such Debt pursuant to the terms thereof to a date more than one year from the date of incurrence; and (c) any Debt, regardless of its term, that by its terms or the agreement pursuant to which it is issued may be paid with the proceeds of other Debt that may be incurred pursuant to the terms of such first-mentioned Debt or by the terms of such agreement, which other Debt has a stated maturity of more than one year from the date of incurrence of such first mentioned Debt; provided, however, that Working Capital Borrowings shall be excluded from Funded Debt except to the extent that Working Capital Borrowings exceed an amount equal to (i) 100% of the current assets (excluding cash) of such person and its consolidated subsidiaries less (ii) the excess, if any, of consolidated current liabilities over current assets on such date.

     SECTION 3. Ratification of Indenture, as Amended.
                -------------------------------------

     The Indenture, as amended hereby, is hereby ratified and confirmed and continues in full force and effect.

     SECTION 4. Effectiveness.
                -------------

     This First Amendment to Indenture shall become effective upon the execution hereof by the Company and the Trustee, the Company having delivered to the Trustee evidence of consent from the Holders of at least a majority in principal amount of the Securities then outstanding.


     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Indenture to be duly executed as of the date first above written.

                                        PETROLEUM HEAT AND POWER CO., INC.



                                        By:
                                            -------------------------------
                                             Name:  George Leibowitz
                                             Title: Senior Vice President
                                                    Finance and Corporate
                                                    Development


                                        CHEMICAL BANK, TRUSTEE



                                        By:
                                            -------------------------------
                                             Name:  Glenn Booth
                                             Title: Assistant Vice President